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                Alliance Capital Management L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105




                                  April 9, 1991




Alliance Multi-Market Strategy Trust, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase of 5,000 shares of Class A Common Stock of Alliance Multi-Market Strategy Trust, Inc. (the "Corporation") for an aggregate cash consideration of Fifty Thousand Dollars ($50,000), and 5,000 shares of Class B Common Stock of the Corporation for an aggregate cash consideration of Fifty Thousand Dollars ($50,000), this will confirm that we are buying such shares for investment for our account only, and not with a view to reselling or otherwise distributing them.

                        Very truly yours,

                        ALLIANCE CAPITAL MANAGEMENT L.P.


                        By:  Alliance Capital Management
                               Corporation,
                               its General Partner



                        By:  /s/ David H. Dievler
                           ______________________________
                             David H. Dievler
                             Senior Vice President










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